SUB-ITEM 77I:  Terms of new or amended securities.

          (b) On November 1, 2000, the International Select Fund (Class DD) commenced offering shares. The response to sub-item 77I(b) with respect to the International Select Fund is incorporated by reference herein to Registrant's Post-Effective Amendment No. 52 to Registrant's Registration Statement on Form N-1A (Nos. 2-75677 and 811-3373) as filed with the Commission on September 29, 2000 and which Amendment became effective on October 1, 2000.